Sauer-Danfoss ApS, Nordborgvej 81, DK-6430 Nordborg

CONTRACT OF EMPLOYMENT

Between	Sauer-Danfoss ApS, Nordborgvej 81, DK-6430 Nordborg CVR No. 25814363
and	Helge Jørgensen, Runevænget 89, Guderup, DK-6430 Nordborg CPR No. 220462-2097

CONTENTS

1.    Commencement and Area of Work        1
2.    Place of Work                2
3.    Hours of Work                2
4.    Salary                    2
5.    Incentives                2
6.    Work Equipment                2
7.    Travel, entertainment and training        3
8.    Pension                3
9.    Benefits                3
10.    Sickness                3
11.    Holiday Entitlement            3
12.    Personal Data and Data Security        4
13.    Intellectual Property Rights            4
14.    Duty of Confidentiality; Documents        4
15.    Return of Material                5
16.    Termination                5
17.    Severance pay                5
18.    Other material Provisions            5
19.    Signatures                5

CONTRACT OF EMPLOYMENT

Between	Sauer-Danfoss ApS Nordborgvej 81 DK-6430 Nordborg CVR No. 25814363 (”the Company")

and	Helge Jørgensen Runevænget 89, Guderup DK-6430 Nordborg CPR No. 220462-2097 (”the Executive Vice President")

1.	Commencement and Area of Work

1.
The Executive Vice President will be employed as Executive Vice President and President for Work Function Division and Managing Director for Sauer-Danfoss ApS, and the employment shall commence on May 1, 2011.

2.
This contract supersedes all other written or oral agreements between the Company or any associated company. The Executive Vice President's seniority will however remain unaffected by the conclusion of this contract, and shall be counted from August 1, 1985.

3.
The Executive Vice President shall currently report to Chief Executive Officer Sven Ruder in regards to his office as Executive Vice President and President for Work Function Division and to the Board of Directors of the Company in regards to his office as Managing Director.

4.
The Executive Vice President shall be responsible to the Board of Directors for the day-to-day management of all activities of the Company. The Board of Directors shall lay down the regulations for the activities of the Company at any time, and the Executive Vice President shall be responsible to the Board of Directors for ensuring that the activities of the Company are in accordance with such regulations and in general with the Articles of Association of the Company and statutory provisions. The Executive Vice President shall submit all matters of an unusual or significant nature to the Board of Directors. If so required, a job description will be worked out and updated and is to be considered an integrated part of the present contract.

5.
The parties agree that the nature of the Company's business demands flexibility and that reallocation of duties etc. from time to time is a natural part of - and a precondition for - the employment relationship between the parties. The Company is a subsidiary of Sauer-Danfoss Inc., and new and/or other assignments may therefore be extended to the Company's associated companies as well.

6.
The Vice President shall perform his duties to the best of his ability, devoting his full time, attention and endeavours to promote the interests of the Company. The Executive Vice President shall not have any other paid work without the written consent of the Company. Also, the Executive Vice President shall not, without the written consent of the Company, have any unpaid work affecting his performance in any manner whatsoever or otherwise causing inconvenience to the Company.

2.	Place of Work

1.	The place of work will normally be the address of the Company at Nordborgvej 81, DK-6430 Nordborg. The Executive Vice President shall travel as required to perform his duties.

3.	Hours of Work

1.	The Executive Vice President's normal hours of work comprise 37 hours a week, exclusive of lunch breaks.

2.	Due to the nature of the position, the Executive Vice President understands and accepts that from time to time overtime work outside normal working hours may be required.

3.	No separate remuneration for overtime work shall be payable as such remuneration has been adequately taken into account and included in the agreed salary.

4.	Salary

1.	The annual fixed salary of the Executive Vice President shall be 1,800,000 DKK.

2.
The salary will be payable in arrears in 12 equal monthly instalments of each 150,000 DKK, and will be transferred to the Executive Vice President's bank account on or before the last business day of each month.

3.
Following the Company's guidelines, the salary will be subject to an annual review. Any adjustment of the salary - based on such review - shall currently be effective as from April 1st, the first time per April 1st, 2012.

5.	Incentives

1.
If the Executive Vice President meets the criteria ruling at the time in question, the Executive Vice President may be enrolled to incentive plan(s), either in the Company or in the Company's parent corporation. The terms of such incentive plan(s) shall be determined in a separate agreement. The Company shall not be committed to renew the plan(s) or to maintain the size of the incentive(s) for the plan(s). Any incentive(s) will be paid in addition to the annual compensation mentioned in clause 4.

2.
At accession, the Executive Vice President will be proposed participation in an Annual Incentive Plan (target 50%) and a Long-Term Incentive Plan (target 80%). Participation - as well as continued participation - will currently be subject to approval by the Executive Office and/or the Compensation Committee of the Sauer-Danfoss Inc. Board of Directors. The target percentages and payout formulas could change at any time based on plan design changes and/or market conditions.

6.	Work Equipment

1.
For the performance of the Executive Vice President's duties, the Company will provide such equipment that the Company decides is necessary for him to carry out his duties. Currently, such equipments include a mobile telephone, a laptop computer and Internet connection from home. Further the Company shall pay all business expenses related to subscriptions and periodicals to such extent as are agreed by the Chief Executive Officer.

2.	The tax consequences to the Executive Vice President of a private use of the facilities referred to in clause 6.1 shall be of no concern to the Company.

7.	Travel, entertainment and training

1.
Business travel and entertainment expenses incurred by the Executive Vice President in the interest of the Company will on presentation of vouchers and in compliance with the Company's regulations be reimbursed.

2.
The Executive Vice President is responsible to maintain and update his qualifications, and at least once a year the Executive Vice President and the Chief Executive Officer plan and update the Executive Vice President's development plan.

8.	Pension

1.	The Executive Vice President participates in the Retirement Pension Plan as established by the Company.

2.
Currently the Company's contribution is 12% and the Executive Vice President's contribution is 6%. The contributions are based on the fixed salary as specified in clause 4. The Company can decide to include other elements of the total remuneration as basis for the contributions.

9.	Benefits
The Company will provide the Executive Vice President with benefits and insurances as according to the Company's policy at any time is provided for Executive Vice President positions. The Executive Vice President will receive a list of the benefits and insurances currently provided for the position.

1.
The Company shall provide the Executive Vice President with a company car for free use for the Executive Vice President and shall defray all expenses in connection with the use and maintenance of the car (including the costs of private use of the car by the Executive Vice President). The choice of the car is subject to approval by the Chief Executive Officer and shall be in accordance with the Company's Car Policy as well as the Sauer-Danfoss European Car Policy.

The tax consequences to the Executive Vice President of the private use of the facilities referred to in clause 9.1 and 9.2 shall be of no concern to the Company.

10.	Sickness

1.	In case of absence due to sickness, the Executive Vice President shall notify the Company of such absence as soon as possible observing the Company's policy.

2.	At the request of the Company, the Executive Vice President shall provide documentation for sickness in the form of a doctor's medical certificate.

3.	The Company will pay salary during temporary sickness periods according to the Salaried Employees Act and according to the Company's policy.

11.	Holiday Entitlement

1.
In addition to public holidays, the Executive Vice President shall be entitled to vacation according to the Holiday Act and in accordance with the Company's policy. Currently the number of vacation days amounts 25 workdays plus 5 workdays “feriefridage” annually.

2.	The Executive Vice President shall decide on the time of the vacation with due regard to the interests of the Company and shall timely notify the Chief Executive Officer thereof.

12.	Personal Data and Data Security

1.
The Executive Vice President understands and accepts that personal information registered by the Company as part of the employment is made accessible for HR staff and leaders - in the Company and the Company's associated companies - that have a work-related need for this information.

2.
The Executive Vice President agrees to comply with the Company's and the Company's parent corporation's policies regarding the use of the Company's computers, e-mail system, Internet services and other software.

13.	Intellectual Property Rights

1.
All intellectual property rights, including copyrights, patentable inventions etc., created and/or developed by the Executive Vice President in the course of the employment shall be the property of the Company without any consideration being payable, see clause 13.3. This shall also apply to any intellectual property right created and/or developed by the Executive Vice President following termination of the employment where the right originates in whole or in part from work performed during the employment with the Company.

2.
The Executive Vice President shall prove that any intellectual property right created and/or developed by the Executive Vice President up to 12 months following termination of the employment does not originate in whole or in part from work performed during the employment with the Company.

3.
The Executive Vice President shall not receive any separate consideration for the assignment or use of the said rights as such consideration is included in his regular salary, unless the Executive Vice President is entitled to reasonable compensation on the transfer of an intellectual property right or utility model.

4.
The rights of the Company under clause 13.1 shall apply to all intellectual property rights unless the Executive Vice President can prove that the activities resulting in such intellectual property rights were performed outside the business field of the Company, outside normal working hours and outside the premises of the Company, and that such activities were not performed following instructions given by the Company.

5.
The Executive Vice President shall promptly notify the Company upon becoming aware that an invention has been created and/or developed as a result of his work, or that such invention is expected to be created and/or developed.

6.	The Company may use this Contract of Employment as documentation for purposes of registering the said rights.

14.	Duty of Confidentiality; Documents

1.
The Executive Vice President shall have a duty of confidentiality in respect of the trade secrets of the Company and the Company's associated companies, save for matters of a nature requiring disclosure to third parties. Such duty of confidentiality shall also apply after termination of the employment.

2.
All documents relating to the affairs of the Company and the Company's associated companies, such as business relations, price lists, calculations etc., shall be kept in a proper and confidential manner and shall not be disclosed to any unauthorised third party.

3.	The Executive Vice President has been duly informed of §10 in the Marketing Law concerning business secrets and technical construction drawings.

4.	The Parties agree that any violation of clauses 14.1 to 14.2 shall constitute a material breach entitling the Company to terminate the employment with immediate effect.

15.	Return of Material

1.
When the Executive Vice President actually leaves the Company, whatever caused and whether before or after expiry of the notice period, all material and property belonging to the Company and the Company's associated companies and in the possession of the Executive Vice President must be returned to the Company. The Executive Vice President is not entitled to exercise any lien on such material and property.

16.	Termination

1.	The Contract of Employment may be terminated by either party at the notice provided by the Salaried Employees Act.

2.	The Company is entitled to terminate the contract without notice in the event of the Executive Vice President's gross misconduct or serious breach of any of the terms of this agreement.

3.	The contract will terminate without notice at the end of the month in which the Executive Vice President attains the official retirement age for Denmark.

17.	Severance pay

1.
If the Company with reference to clause 16.1 terminates the Contract of Employment, the Executive Vice President shall be entitled to a severance pay of 12 months' salary. The 12 month's salary includes severance pay according to the Salaried Employees Act and “Lederaftalen”.

18.	Other material Provisions

1.	This employment shall be governed by Danish law, and the Salaried Employees Act and “Lederaftalen” shall apply for this contract.

2.
The Executive Vice President shall read and adhere to the guidelines issued by the Company and the Company's parent corporation, including the Company's Employee Handbook, ethical rules, email and Internet policy, etc., which will be updated regularly. The Executive Vice President's attention is directed especially to the Code of Business Conduct and the Global Information Security Policy.

19.	Signatures
This Contract has been executed in two original copies, one for each of the parties.

Place and date: Nordborg, May 10, 2011	Place and date:

For the Company:
/s/ Tatjana Harttung	/s/ Helge Joergensen
Tatjana Harttung, HR director